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                                                                    EXHIBIT 10.3

                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of the 16th day of November, 1999, by and between WESTERN GAS RESOURCES, INC., (hereinafter referred to as "Seller") and EXCO RESOURCES, INC., (hereinafter referred to as "Buyer"), and is based on the following premises:

         WHEREAS, Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept certain assets and related interests; and

         WHEREAS, the parties have reached agreement regarding such sale and purchase.

         NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:


                             ARTICLE 1. DEFINITIONS

1. DEFINITIONS: In this Agreement, capitalized terms have the meanings provided in this Article, unless expressly provided otherwise in other Articles. (All defined terms include both the singular and the plural. All references to Articles refer to Articles in this Agreement, and all Exhibits refer to Exhibits attached to and made a part of this Agreement.)

         "Affiliate" means and includes any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. Control means ownership of 51% or more of the voting stock of such entity.

         "Alleged Title Defect" means a Title Defect (as hereinafter defined) which is asserted by Buyer in accordance with Article 4.2.

         "Assignment and Bill of Sale" means a document in the form of Exhibit "D", and "Assignment" means a document in the form of Exhibit "D-1" and in the form of Exhibit "D-2".

         "Business Days" means the days of Monday through Friday, except legal holidays.

         "Casualty Loss" means any loss, damage or reduction in value resulting from mechanical failure or defects, catastrophic occurrences, acts of God and any other losses which are not the result of normal wear and tear to the personalty or of natural changes to the realty.

         "Claim" or "Claims" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including reasonable attorneys' fees and costs of litigation) which are brought by or owed to a third party.



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         "Closing" means the consummation of the transactions contemplated in this Agreement.

         "Closing Date" means December 15, 1999, or such later date as may be required to comply with the provisions of any preferential purchase rights applicable to any portion of the Properties, or such other date as may be mutually agreed upon by the parties.

         "Defensible Title" means, as to the Properties, such title, whether held by Seller, that, except for and subject to the Permitted Encumbrances, as defined in Article 1 above, (i) entitles Seller to receive as to each of the Properties not less than the "Net Revenue Interest" set forth in Exhibit "A-1", as to such Property, in the oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from any Well located on such Property as to its presently producing formations; (ii) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of any Well located on such Property in an amount not greater than the "Working Interest" set forth in Exhibit "A-1" without a proportionate increase in the Net Revenue Interest, and (iii) is free and clear of liens and material encumbrances and defects.

         "Effective Time" means September 1, 1999, at 7:00 a.m., local time where the Leases are located.

         "Environmental Claims" means all Claims for pollution or environmental damages of any kind, including without limitation, those relating to: (a) remediation and/or clean-up thereof, (b) damage to and/or loss of any property or resource, and/or (c) injury or death of any person(s) whomsoever resulting from environmental contamination; such Claims for pollution or environmental damages shall include, but not be limited to, those relating to breach and/or violation of Environmental Laws, common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or fault imposed by statute, rule, regulation or otherwise, asbestos, or potentially hazardous substances, all costs associated with remediation and clean up, and fines and penalties associated with any of the foregoing.

         "Environmental Insurance Policy" means an insurance policy issued by Insurance Company providing the insurance coverage substantially in the form and content of the policy attached hereto as Exhibit H.

         "Environmental Laws" means all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity or authority having appropriate jurisdiction that relate to (a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as



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amended, the Clean Water Act, as amended, the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended, and (d) the "Risk Evaluation/Corrective Action Program" under the jurisdiction of the Louisiana Department of Environmental Quality pursuant to the Louisiana Environmental Quality Act, R.S. 30:2001, et seq. ("RECAP").

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Identified Environmental Conditions" means condition(s) disclosed by the Environmental Consultant in accordance with Article 5 that, as of the time of Buyer's notice, are not in compliance with the then existing Environmental Laws (as herein defined).

         "Insurance Company" means American International Group, and its subsidiary companies, or such other insurers acceptable to the parties that will be the underwriter and issuer of the Environmental Insurance Policy, defined below.

         "Laws" means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including, without limitation, Environmental
Laws) which are promulgated, issued or enacted by a governmental entity or authority having appropriate jurisdiction which are in effect as of the date of this Agreement.

         "Material Adverse Effect" shall mean, with respect to the Properties, adverse changes or adverse conditions with respect to the ownership, use or operation of the Properties which result in a quantifiable diminution in value of the Properties which exceeds an aggregate of 20% of the unadjusted Purchase Price; provided however, that any prospective change or changes in financial condition the existence of which is publicly known on the date hereof or any change or changes in or caused by the reduction or depletion of reserves or decline in deliverability or change in prices of oil, gas, feedstock, ethylene or other hydrocarbon products, declines in production, general economic conditions or local, regional, national or international industry conditions shall not be deemed to constitute a Material Adverse Effect.

         "Non-Environmental Claims" means all Claims, except Environmental
Claims.

         "NORM" means naturally occurring radioactive materials.



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         "Permitted Encumbrances"  means:

         (a) Consents to assignment and similar contractual provisions encumbering the Properties with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights have expired without an exercise of such rights;

         (b) All rights to consent by, required notices to, filings with, or other actions by governmental entities or authorities in connection with the sale or conveyance of the Properties, if the same are customarily obtained subsequent to the transfer of title;

         (c) Rights reserved to or vested in any governmental entity or authority having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity or authority;

         (d) Third party easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, alleys, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not materially interfere with the operation, value or use of the Properties;

         (e) The terms and conditions of all easements, rights of way, and leases, included within, attributable to or encumbering the Properties, to the extent described in or referred to on any Exhibits or Schedules attached hereto, and which would be acceptable to a reasonably prudent person acquiring those easements, rights of way and leases for the purposes for which they are being utilized;

         (f) Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business and for which Seller remains responsible for the period prior to the Effective Time;

         (g) Mechanics and material men's liens relating to obligations not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business and for which Seller remains responsible for the period prior to the Effective Time;

         (h) The absence of executed grants of rights of way or easements for pipelines which were installed pursuant to the rights granted to the lessee under the terms of applicable oil and gas leases or unit agreements;



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         (i) Those defects and irregularities disclosed in that certain Title
Opinion dated September 9, 1993, a copy of which has previously been furnished to Buyer, as well as such defects or irregularities in the title to the Properties that do not materially interfere with the operation, value or use of the Properties affected thereby and that would be considered not material when applying general industry standards, including defects or irregularities in the CO2 line and salt dome line which have reverted to surface interest owners and including the absence of oil and gas leases from non-locatable mineral owners.

         (j) Preferential purchase rights affecting any portion of the Properties with respect to which either (i) the time in which to exercise the right has lapsed without exercise, or (ii) the right has been waived by the holder of the right.

         "Properties" means Seller's right, title and interest in and to the following properties (real, personal or mixed) and rights (contractual or otherwise):

         (a) The undivided oil and gas leasehold interests, working interests, net revenue interests, mineral interests, royalty interests and overriding royalty interests which are expressly described in Exhibit "A" (the "Leases");

         (b) The rights in, to and under, or derived from, all of the presently existing and valid unitization and pooling agreements and units (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having appropriate jurisdiction) to the extent they relate to any of the Leases;

         (c) The plants, pipelines, generators, meters, valves, compression facilities, gas treating facilities, refrigeration natural gas liquid extraction facility, cryogenic liquid extraction facility, dehydration facilities, gas and liquid handling and storage facilities, condensate stabilization facilities, residue gas redelivery pipelines, recompression facilities and appurtenant equipment, and related rights and other properties and assets known as the "Black Lake Plant" located in Natchitoches Parish, Louisiana, all as further described on Exhibit B, attached hereto (the "Plant");

         (d) The rights of way, easements, servitudes, licenses, leaseholds, fee interests, surface agreements and other rights and interest in land created by conveyances, grants, deeds, leases and other instruments described in Exhibit C, and all other rights of way, easements, servitudes, licenses, leaseholds, fee interests and other rights and interest in land held by Seller and used for or relating to the construction, ownership or operation of the Plant or Leases (the "Rights of Way");



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         (e) The rights in, to and under, or derived from, all of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, treating contracts and transportation contracts, equipment leases, the lease of the refrigeration unit, and other contracts and agreements to the extent they relate to the Leases or the Plant (the "Contracts");

         (f) The personal property and improvements, including without limitation, wells (including, without limitation wells that are producing, plugged and abandoned, shut-in, temporarily abandoned, non-producing, injection or water supply), tanks, boilers, buildings, fixtures, machinery, equipment, pipelines, utility lines, power lines, telephone lines, telegraph lines, roads and other appurtenances, to the extent the same are situated upon and/or used or held for use by Seller solely in connection with the ownership, operation, maintenance and repair of the Leases or the Plant (the "Equipment");

         (g) All (i) land files, contract files, right of way records, surveys, maps, plats, correspondence and other documents and instruments evidencing Seller's title to the foregoing, (ii) accounting and financial records, (iii) sales and property tax records, (iv) operation and maintenance records, and (v) all other books, records, files and computer databases (excluding computer software licenses) containing financial, title, environmental or other information that relate solely to the foregoing properties, or if not relating solely thereto, then copies of the relevant records (the "Records").

         "Title Defect" means any lien, encumbrance, encroachment or defect associated with Seller's title to the Properties (excluding Permitted Encumbrances) that would cause Seller, or Buyer upon assignment to Buyer at Closing, not to have Defensible Title and which involves a value of more than $25,000 to remedy or cure.


                      ARTICLE 2. TRANSFER OF THE PROPERTIES

         2.1 Sale and Purchase. On the Closing Date, effective as of the Effective Time and upon the terms and conditions herein set forth, Seller agrees to sell and assign the Properties to Buyer and Buyer agrees to buy and accept the Properties.

                            ARTICLE 3. PURCHASE PRICE

         3.1 Purchase Price. The total purchase price, subject to adjustments as set forth herein, to be paid to Seller by Buyer for the Properties shall be $7,800,000 U.S. ("Purchase



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Price"), payable in full at Closing in immediately available funds by wire transfer in accordance with the following instructions:

                 ABA Routing No.: 111000012
                 Bank: Bank of America, Dallas, Texas
                 Account No:  0180352922

         3.2 Allocation of Purchase Price. For the purposes of complying with any applicable preferential purchase rights, Buyer has allocated, in good faith, the Purchase Price among the Properties as set forth in Schedule 3.2, attached hereto.

         3.3 Tax Allocation of Purchase Price. For the purpose of making the requisite filings under Section 1060 of the Internal Revenue Code and the regulations thereunder, Buyer and Seller mutually agree to allocate the Purchase Price among the Properties within a reasonable period of time following Closing (but in no event later than 7 months after Closing). Buyer and Seller each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and, in particular, to report the information required by Section 1060(b) of the Code, in a manner consistent with such allocation and will not take any position inconsistent therewith in connection with the examination of any tax return, any refund claim or any litigation, investigation or other proceeding involving any tax return. Buyer and Seller each agree to furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) as filed with the Internal Revenue Service by such company or any Affiliate thereof, pursuant to Section 1060 of the Code and Temporary Regulation 1.1060-1T thereunder, as a result of the consummation of the transactions contemplated hereby, within 30 days of the filing of such form with the Internal Revenue Service.


                       ARTICLE 4. TITLE AND RECORDS REVIEW

         4.1 Review of Records. Seller shall make available to Buyer for Buyer's review all Records relating to the Properties in Seller's possession. Buyer shall have the right to obtain copies of any and all such Records at Buyer's expense.

         4.2 Adjustment of Purchase Price for Title Defects. As soon as reasonably practicable after Buyer's discovery thereof during review of the title Records, but in no event later than 5:00 p.m., Mountain Time, on December 5, 1999, ("Title Review Period"), Buyer shall notify Seller, in writing, of any Properties which are subject to Alleged Title Defect(s). Notice of Alleged Title Defect(s) shall include a description and reasonably full explanation (including supporting documentation) of each Alleged Title Defect being claimed and a value which Buyer, in good faith, attributes to each said Alleged Title Defect. With respect to Alleged Title Defect(s), Seller



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may undertake to satisfy some, all or none of those raised by Buyer at Seller's sole cost and expense. Buyer and Seller shall meet within 5 Business Days after Seller's receipt of Buyer's notice of Alleged Title Defect(s) in an attempt to mutually agree on a proposed resolution with respect to any Alleged Title Defect(s) which by such time have not been agreed between the parties. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with Alleged Title Defect(s), including without limitation, disputes as to (a) whether or not the alleged defect constitutes an Alleged Title Defect within the meaning of this Agreement, (b) whether or not the magnitude of the alleged defect is great enough that Buyer is contractually entitled to assert an Alleged Title Defect, (c) whether or not the Alleged Title Defect was properly and timely asserted by Buyer pursuant to this Article, and
(d) the appropriate downward adjustment, if any, to be made to the Purchase Price, or as a post-Closing adjustment, on account of a Title Defect. If any such difference of opinion regarding an Alleged Title Defect ("Title Defect Dispute") is not resolved by mutual agreement of Buyer and Seller prior to the Closing Date, and if the total of Buyer's asserted values attributable to its Alleged Title Defects does not exceed 5% of the unadjusted Purchase Price, the parties shall consummate the transaction on the Closing Date using the Seller's values with adjustments as then agreed; provided, however, either party shall have the right, exercisable within 60 days after the Closing Date, to refer any disputes regarding Alleged Title Defects asserted during the Title Review Period to arbitration in accordance with this Agreement, provided, however, the arbitrator shall be an attorney licensed in Louisiana and who has at least 15 years title experience. The decision of the arbitrator regarding any Title Defect Dispute shall be final as between the parties. Seller shall have the right to terminate this Agreement on the Closing Date if the value attributable to known Alleged Title Defect(s) which remain uncured as of the Closing Date exceeds more than 5% of the unadjusted Purchase Price. However, if Buyer stipulates in writing that it will agree to limiting the arbitrators' determination of the value of the Alleged Title Defects, to 5% of the unadjusted Purchase Price minus the amount of all other Title Defects on which amounts have already been agreed upon by the parties, then the parties shall proceed to Closing and the arbitration shall proceed after the Closing under Section 16.17. With respect to all Alleged Title Defects, including those that are not agreed upon, either as to the validity or value of the Alleged Title Defect prior to Closing, then upon such agreement or award of an arbitrator establishing the validity and value of the Title Defect following Closing, Seller may elect, at its option, (i) to cure the Title Defect at its cost, (ii) indemnify Buyer against the Title Defect, or (iii) pay Buyer the agreed upon, or arbitrated, value of the Title Defect, in which event Buyer will assume all liability with respect to that Title Defect. Notwithstanding anything herein to the contrary, Buyer shall not be entitled to raise Alleged Title Defects unless the aggregate value of such Alleged Title Defects exceeds $250,000.

         4.3 Waiver. All title objections not raised by Buyer within the Title Review Period, including all Title Defects discovered at any time after the expiration of the Title Review Period, shall be waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to



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the Purchase Price, make a claim against Seller or seek indemnification from
Seller associated with the same, except as to matters covered by Seller's special warranty of title.


                        ARTICLE 5. ENVIRONMENTAL MATTERS

         5.1 Environmental Inspection. Buyer shall engage a third-party environmental consulting firm ("Environmental Consultant") acceptable to Seller and Insurance Company to conduct an environmental assessment of the Properties. The costs of the Environmental Consultant shall be paid by Buyer. To the extent that Seller avails itself of the presence of the Environmental Consultant to perform additional sampling to further delineate known areas of concern, Seller shall pay Environmental Consultant for those services. Each party shall be entitled to all reports obtained by, or prepared by the Environmental Consultant. The results of the Environmental Consultant shall be binding on Buyer and Seller for the purposes of this Agreement. Buyer's access, and its Environmental Consultant's access to the Properties shall be at Buyer's sole risk, cost and expense, and Buyer shall release Seller from and shall fully protect, indemnify and defend Seller and its respective officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with Buyer's exercise of its rights under this Article 5.1, including without limitation, Claims relating to (a) injury or death of any person or persons whomsoever caused by Buyer or its agents (b) damage to or loss of any property or resource caused by Buyer or its agents, (c) pollution, environmental damage or violation of Environmental Laws caused by Buyer or its agents, (d) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (e) fault imposed by statute, rule, regulation or otherwise; it being understood that Buyer shall not be responsible hereunder for any pre-existing condition of such Properties discovered by such inspection. Buyer additionally agrees to comply, and shall cause the Environmental Consultant to comply, with Seller's safety rules and procedures while upon the Properties.

         5.2 Identified Environmental Conditions. As soon as reasonably practical thereafter, but in no event later than 5:00 p.m., Mountain Time, on December 5, 1999 ("Environmental Deadline"), Buyer shall notify Seller, in writing, of any Identified Environmental Condition(s) disclosed by the Environmental Consultant, together with a copy of the report specifying those Identified Environmental Condition(s). Buyer's notice of Identified Environmental Condition(s) shall include a reasonably complete description of each individual environmental condition as to which Buyer takes exception (including supporting documentation) and the cost that the Environmental Consultant, in good faith, attributes to remediating the same. Seller shall work together and with Insurance Company and the Environmental Consultant to determine the amount necessary to fund coverage of the Identified Environmental Conditions under the "Cost Cap" portion of the Environmental Insurance Policy. Seller shall fully fund the Identified



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Environmental Conditions with Insurance Company; provided, however, if those costs for which Seller is responsible exceeds 10% of the unadjusted Purchase Price, then Seller shall have the right to terminate this Agreement without liability to Seller. To the extent that any refunds of those funded amounts, together with interest, are subsequently paid by Insurance Company under the Environmental Insurance Policy, all such refunds and interest shall be the exclusive entitlement of Seller. The costs of obtaining coverage under the Environmental Insurance Policy for all matters not within the scope of the Identified Environmental Conditions shall be paid by Seller; provided, at Closing, Buyer shall pay Seller the sum of $50,000 as a contribution toward the premium for purchase of the Pollution Legal Liability coverages under the Environmental Insurance Policy. Such premium contribution shall entitle Buyer coverage under Coverage A.- On-site Clean-up of Pre-existing Conditions; Coverage D.- Third Party Claims for Off-site Clean-up Resulting from Pre-existing Conditions; and Coverage F.- Third Party Claims for Off-site Bodily Injury and Property Damage. It is understood that coverage afforded to Buyer under Coverage F shall be limited to legal liability it may incur resulting from Pollution Conditions (as defined in the Environmental Insurance Policy) which commence prior to the effective date of this Agreement. Coverage available to Buyer under the Pollution Legal Liability section of the Environmental Insurance Policy shall be limited to the sum of $500,000 for Coverage Section A, D, and F, subject to an aggregate limit of $500,000 available to Buyer for all claims. Seller may purchase additional coverages and limits for its own protection to which Buyer shall have no recourse. Both Buyer and Seller shall do nothing to invalidate such coverage and shall cooperate with the Insurance Company with respect to all terms and conditions of the Environmental Insurance Policy.

         5.3 Waiver and Release. All environmental conditions, and any Environmental Claims arising from or related thereto that were not included in the Identified Environmental Conditions and that relate to any periods of time before the Closing Date, shall be solely covered and remedied under the terms of the Environmental Insurance Policy, and Buyer shall have no right to seek an adjustment to the Purchase Price, make a claim against Seller or seek indemnification from Seller associated with the same.


                              ARTICLE 6. ACCOUNTING

         6.1 Revenues, Expenses and Capital Expenditures. Seller shall be entitled to all operating revenues and related accounts receivable arising in the ordinary course of business attributable to the Properties and shall be responsible for all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to the time prior to the Effective Time. Buyer shall be entitled to all operating revenues and related accounts receivable arising in the ordinary course of business attributable to the Properties and responsible for the payment of all operating expenses and



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related accounts payable arising in the ordinary course of business, and for all capital expenditures related to ongoing capital projects, attributable to the Properties, in each case to the extent they relate to time after the Effective Time. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement. Buyer shall assume responsibility for disbursing Seller's suspense funds associated with the acquired Properties as of the Effective Time (the most recent copy attached hereto as Schedule 6.1), and these funds shall be accounted for in the Final Accounting Settlement. Liquid hydrocarbons and condensate in inventory as of the Effective Time shall pass from Seller to Buyer and shall be accounted for, using a valuation based upon Seller's prior practices, in the Final Accounting Settlement.

         6.2 Taxes. All taxes and assessments, including without limitation, excise taxes, ad valorem taxes (including, without limitation, ad valorem taxes on reserves and personal property), gross receipts taxes and any other federal, state, or local taxes or assessments, including penalties and interest, attributable to the ownership or operation of the Properties prior to the Effective Time shall remain Seller's responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Seller. All taxes and assessments, including without limitation, excise taxes, ad valorem taxes (including, without limitation, ad valorem taxes on reserves and personal property), gross receipts taxes and any other federal, state, or local taxes and assessments, including penalties and interest, attributable to the ownership or operation of the Properties after the Effective Time shall be Buyer's responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Buyer. The amounts or values associated with the above, if any, shall be accounted for in the Final Accounting Settlement. Buyer shall be solely responsible for all transfer, sales, use or similar taxes resulting from or associated with the transaction contemplated under this Agreement.

         6.3 Obligations and Credits. All prepaid utility charges, taxes, rentals and any other prepaids applicable to periods of time after the Effective Time, if any, and attributable to the Properties shall be reimbursed to Seller by Buyer; and accrued payables and gas imbalances applicable to periods of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility, or the credit of Seller. All amounts attributable to the share of the non-operating working interest owners for premium payments towards the Environmental Insurance Policy shall be credited to Seller and the amounts or values associated therewith shall be accounted for at Closing, and to the extent not known at Closing, shall be accounted for in the Final Accounting Settlement reimbursed to Seller by Buyer. Buyer shall assume and be responsible for, and/or be credited with, all gas imbalances affecting the Properties as of the Effective Time (the most recent specification of which is attached hereto as Schedule 6.3). The actual amounts or values associated with the above (based on Inside FERC's Gas Market Report, Tennessee/Louisiana Zone 1, first of the month Index for the month in which the Effective Time occurs) shall be accounted for in the Final Accounting Settlement.



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        6.4 Pre-Effective Time Settlements. Seller shall remain responsible for all producer settlements for the periods of time before the Effective Time.

        6.5 Final Accounting Settlement. As soon as reasonably practicable, but in no event later than 90 days after Closing, Seller shall deliver to Buyer a post-Closing statement setting forth a detailed final calculation of all accounting adjustments ("Final Accounting Settlement"). As soon as reasonably practicable, but in no event later than 30 days after Buyer receives the post-Closing statement, Buyer shall deliver to Seller a written report containing any changes Buyer proposes to be made to such statement. If Buyer fails to deliver a report to Seller containing changes Buyer proposes to be made to the post-Closing statement, the post-Closing statement delivered by Seller shall be deemed to be true and correct and binding on and non-appealable by the parties. As soon as reasonably practicable, but in no event later than 15 days after Seller receives Buyer's proposed changes to the post-Closing statement, the parties shall meet and undertake to agree on the final post-Closing adjustments. Both before and after Seller issues its Final Accounting Statement Seller shall allow Buyer and its representatives full access during normal business hours to Seller's records involved or relating to the Final Accounting Statement in the interest of cooperative communication between the parties on the Final Accounting Statement matters. If the parties fail to agree on the final post-Closing adjustments within such 15-day period, the disputed items shall be resolved by submitting the same to a firm of independent nationally recognized accountants mutually acceptable to the parties (the "Accounting Referee"). The Accounting Referee shall resolve the dispute(s) regarding the Final Accounting Settlement within thirty (30) Days after having the relevant materials submitted for review. The decision of the Accounting Referee shall be binding and non-appealable by the parties. The fees and expenses associated with the Accounting Referee shall be borne equally by Buyer and Seller. The date upon which all amounts associated with the Final Accounting Settlement are agreed to by the parties, whether by decision of the Accounting Referee or otherwise, shall be herein called the "Final Settlement Date". Any amounts owed by either party to the other as a result of such final post-Closing adjustments shall be paid within five (5) Business Days after the Final Settlement Date.

                      ARTICLE 7. CASUALTY AND CONDEMNATION

        7.1 Casualty and Condemnation. If any part of the Properties shall (a) be destroyed prior to Closing by a Casualty Loss, or (b) be taken in condemnation or if proceedings for such purposes shall be pending then Seller shall retain any and all sums paid to Seller, unpaid awards, insurance proceeds and other payments associated with or attributable to such Casualty Loss or taking and the Purchase Price shall be adjusted or the Agreement terminated as hereinafter set forth. If a substantial part of the Properties shall be so destroyed or taken, then either Buyer or

 Seller may terminate this Agreement prior to the Closing. For the purpose of this Article 7.1, the term "substantial" shall be defined as 20% of the unadjusted Purchase Price. If either party terminates this Agreement, in accordance with this Article, neither party shall have any further obligations, except as expressly provided in this Agreement. If the destruction or taking is not substantial or if neither party terminates this Agreement, this Agreement shall remain in full force and effect.


                             ARTICLE 8. INDEMNITIES

        8.1 Opportunity for Review. Each party represents that it has had an adequate opportunity to review the following indemnity and release provisions, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the parties agree to the provisions set forth below.

        8.2 Seller's Indemnity Obligation.

        a. Non-Environmental Claims. Seller shall, subject to the limitations set forth below, release Buyer from and shall fully protect, indemnify and defend Buyer, its officers, agents, employees and Affiliates and hold them harmless from and against any and all Non-Environmental Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to the Closing Date; including without limitation, Non-Environmental Claims relating to (a) injury or death of any person or persons whomsoever, (b) damages to or loss of any property or resources, (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or
        (d) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall apply except to the extent arising from or related to the negligent acts or omissions of Buyer, its officers, agents, employees and Affiliates; and further, shall not apply with respect to any Claims (1) pertaining to the title to the Properties (without prejudice to Buyer's right to enforce Seller's special warranty of title), or (2) pertaining to any liability or obligation to properly plug, abandon and/or restore any well that is part of the Properties. Notwithstanding anything contained herein to the contrary, this Indemnity Obligation shall only apply if (i) Buyer has provided Seller with written notice of said Non-Environmental Claims within 1 year after the Closing Date, and (ii) such Non-Environmental Claims equal or exceed, in the aggregate, $250,000.

        b. Environmental Claims. Seller shall release Buyer from and shall fully protect, indemnify and defend Buyer, its officers, agents, employees and Affiliates and hold them harmless from and against any and all Environmental Claims relating to, arising out of, or connected, directly or indirectly, with, and only with, Identified Environmental Conditions.

        8.3 Non-Indemnified Environmental Claims and Related Obligations.

        a. With respect to all Environmental Claims, wholly or partially relating to periods prior to the Closing Date, and not included in Identified Environmental Conditions, the parties agree that the sole recourse of Buyer shall be to the insurance coverage and Buyer shall look solely to that insurance to compensate or reimburse Buyer for any and all costs, expenses, damages and losses, of any nature, incurred by Buyer with respect to such Environmental Claims including all costs of remediation. Buyer expressly waives all claims it would otherwise have against Seller with respect to any liability for such Environmental Claims and covenants not to sue Seller, nor seek indemnification against Seller, for any such Environmental Claims to the extent such were not included in the Identified Environmental Conditions and whether or not the insurance coverage and proceeds payable under the Environmental Insurance Policy are adequate for Buyer to fully discharge any such Environmental Claim.

        b. Buyer agrees that with respect to any such Environmental Claims relating to the Identified Environmental Conditions, Seller shall have the right to control the negotiations with the Louisiana Department of Environmental Quality concerning all matters related to the establishment of a remediation plan and the implementation of the remediation plan including any requirements or procedures under RECAP.

        8.4 Buyer's Indemnity Obligation.

        a. Buyer shall release Seller from and shall fully protect, indemnify and defend Seller, its officers, agents, employees and Affiliates and hold them harmless from and against any and all Non-Environmental Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time at and after the Closing Date, and pertaining to the period of time before the Closing Date to the extent Seller's indemnity provisions do not apply, no matter when asserted; including without limitation, Non-Environmental Claims relating to (a) injury or death of any person or persons whomsoever, (b) damages to or loss of any property or resources,
                (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, (d) fault imposed by statute, rule, regulation or otherwise, or (e) the obligation to properly plug, abandon and/or restore any well that is part of the Properties (whether or not characterized as a Non-Environmental Claim or an Environmental Claim). The indemnity obligation and release provided herein shall apply regardless of any cause or of any negligent acts or omissions of Seller except to the extent arising from or related to the gross negligence or willful misconduct, at any time, of Seller, its officers, agents, employees and Affiliates, and except to the extent of Seller's negligent acts or omissions which occur after Closing.

                b. Buyer shall release Seller from and shall fully protect, indemnify and defend Seller, its officers, agents, employees and Affiliates and hold them harmless from and against any and all Environmental Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time at and after the Closing Date; including without limitation, Environmental Claims relating to (a) injury or death of any person or persons whomsoever, (b) damages to or loss of any property or resources, (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (d) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall apply regardless of any cause or of any negligent acts or omissions of Seller except to the extent arising from or related to the gross negligence or willful misconduct, at any time, of Seller, its officers, agents, employees and Affiliates, and except to the extent of Seller's negligent acts or omissions which occur after Closing.

        8.5 NORM. The parties acknowledge that the Properties may contain NORM and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of NORM. Notwithstanding anything herein to the contrary, to the extent not covered by the Environmental Insurance Policy, Buyer agrees to assume any and all liability associated with or attributable to the assessment, remediation, removal, transportation and disposal of NORM associated with or attributable to the Properties and will conduct said activities in accordance with all applicable Laws. Buyer shall release Seller from and shall fully protect, defend and indemnify Seller, its officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with the assessment, remediation, removal, transportation or disposal of NORM associated with or attributable to the Properties, no matter when asserted, including without limitation, Claims relating to (a) injury or death to any person or persons whomsoever, (b) damage to or loss of property or resource, (c) pollution, environmental damage or violation of Environmental Laws, (d) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (e) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller except to the extent arising from or related to gross negligence or willful misconduct, at any time, of Seller, its officers, agents, employees and Affiliates, and except to the extent of Seller's negligent acts or omissions which occur after Closing.

        8.6 Notice and Cooperation. As used in this Section 8.6 and in Section 8.7, below, a "Claim" refers to Non-Environmental Claims and to Environmental Claims for which Seller indemnifies Buyer under the provisions of Section 8.2,b., above, and for which Buyer indemnifies Seller under the provisions of
Section 8.4, b., above. If a Claim is asserted against a party for which the party would be liable under the provisions of this Article, it is a condition precedent to the indemnifying party's obligations hereunder that the indemnified party gives the indemnifying party written notice of such Claim setting forth full particulars of the Claim, as known by the indemnified party, including a copy of the Claim (if it was a written Claim). The indemnified party shall make a good faith effort to notify the indemnifying party within one (1) month of receipt of a Claim and shall in all events effect such notice within such time as will allow the indemnifying party to defend against such Claim and no later than three (3) calendar months after receipt of the Claim by the indemnified party. The notice of a Claim given hereunder is referred to as a "Claim Notice".

        8.7 Defense of Claims.

                8.7.1 Counsel. Upon receipt of a Claim Notice, the indemnifying party may assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party shall cooperate in all reasonable respects in such defense. If any Claim involves Claims with respect to which Buyer indemnifies Seller and also Claims for which Seller indemnifies Buyer, each party shall have the right to assume the defense of and hire counsel for that portion of the Claim for which it may have liability. The indemnified party shall have the right to employ separate counsel in any Claim and to participate in the defense thereof, provided the fees and expenses of counsel employed by an indemnified party shall be at the expense of the indemnified party, unless otherwise agreed between the parties.

                8.7.2 Settlement. If the indemnifying party does not notify the indemnified party within the earlier to occur of: (a) time response is due in any litigation matter, or (b) 3 calendar months after receipt of the Claim Notice, that the indemnifying party elects to undertake the defense thereof, the indemnified party has the right to defend, at the expense of the indemnifying party, the Claim with counsel of its own choosing, subject to the right of the indemnifying party to assume the defense of any Claim at any time prior to settlement or final determination thereof. In such event, the indemnified party shall send a written notice to the indemnifying party of any proposed settlement of any Claim, which settlement the indemnifying party may accept or reject, in its reasonable judgment, within 30 days of receipt of such notice, unless the settlement offer is limited to a shorter period of time in which case the indemnifying party shall have such shorter period of time in which to accept or reject the proposed settlement. Failure of the indemnifying party to accept or reject such settlement within the applicable time period shall be deemed to be its rejection of such settlement. The indemnified party may settle any matter over the objection of the indemnifying party but shall in so doing be deemed to have waived any right to indemnity.

        8.8 Environmental Claims Subject to Environmental Insurance Policy. With respect to any Environmental Claims relating to any matter covered by the Environmental Insurance Policy, the parties agree to fully comply with the procedures and terms of the Environmental Insurance Policy.

        8.9 Waiver of Certain Damages and Remedies. Each of the parties hereby waives, and agrees not to seek consequential, punitive or special damages of any kind with respect to any Claim or dispute, arising out of or relating to this Agreement (including any of the foregoing to the extent not covered by the Environmental Insurance Policy) or breach hereof, and further expressly waives any rights of rescission. This provision does not diminish or affect in any way the parties' rights and obligations under any indemnities provided for in this Agreement.

                      ARTICLE 9. WARRANTIES AND DISCLAIMERS

        9.1 Disclaimer - Representations and Warranties. Buyer acknowledges and agrees that the Properties are being transferred, assigned and conveyed from Seller to Buyer, and Buyer will acquire and assume the Properties "AS-IS, WHERE-IS" and with all faults in their present condition and state of repair, without recourse. Except as expressly set forth in this Agreement, SELLER HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF CONDITION CONCERNING THE PROPERTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF TITLE OTHER THAN THE SPECIAL WARRANTY OF TITLE CONTAINED HEREIN, THE AMOUNT OF REVENUES, THE AMOUNT OF OPERATING COSTS, CONDITION (PHYSICAL OR ENVIRONMENTAL), ABSENCE OF DEFECTS (LATENT OR PATENT), SAFETY, STATE OF REPAIR, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER EXPRESSLY RELEASES SELLER FROM THE SAME.

        9.2 Disclaimer - Statements and Information. Except as expressly set forth in this Agreement, Seller disclaims any and all liability and responsibility for and associated with the quality, accuracy, completeness or materiality of the data, information and materials furnished (orally or in writing) at any time to Buyer, its officers, agents, employees and Affiliates in connection with the transaction contemplated herein, including without limitation, the amount of revenues, the amount of operating costs, the financial data, the contract data, the environmental condition of the Properties, the physical condition of the Properties and the continued financial viability of the Properties, and Buyer expressly releases Seller from the same, except as expressly set forth in this Agreement.

        9.3 Special Warranty of Title. Seller will specially warrant and defend title to the Properties as against the claims of all claiming by, through, or under Seller and its Affiliates, but not otherwise, and subject to the Permitted Encumbrances.


               ARTICLE 10. SELLER'S REPRESENTATIONS AND WARRANTIES

        Seller represents and warrants to Buyer that on the date hereof and as of the Closing Date:

        10.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own and lease the Properties. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

        10.2 Corporate Authority; Authorization of Agreement. Except for the approval of Seller's board of directors, Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. Except for the approval of Seller's board of directors, the execution and delivery of this Agreement by Seller, the performance by Seller of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        10.3 No Violations. The execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

                (a) Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller;

                (b) Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Seller (assuming receipt of all consents and approvals of governmental entities or authorities customarily obtained subsequent to the transfers of title);

                (c) Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or (ii) any order, judgment or decree of any governmental entity or authority; or

                (d) Result in the creation or imposition of any lien or encumbrance upon the Properties.

        10.4 Absence of Certain Changes. Between the date of execution of this Agreement and the Closing Date, there has not been without Buyer's prior written consent:

                (a) A sale, lease or other disposition of the Properties, provided, the consumption of inventory in the ordinary course of Seller's business shall be permitted hereunder;

                (b) Any mortgage, pledge or grant of a lien or security interest in any of the Properties that will not be released as of the Closing; or

                (c) A contract or commitment to do any of the foregoing.

        10.5 Operating Costs. All costs incurred in connection with the operation of the Properties have been fully paid and discharged by Seller, except normal expenses incurred in operating the Properties within the previous 60 Days or as to which Seller has not yet been billed.

        10.6 Litigation. Except as disclosed on Exhibit E, attached hereto and incorporated herein by reference, there is no action, suit or proceeding pending against Seller or that could prevent the consummation of the transaction contemplated by this Agreement or that relates to the Properties.

        10.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or threatened against Seller.

        10.8 Governmental Regulations. The Properties and the business activities associated therewith have been and are currently operated or conducted in substantial compliance with all applicable Federal, State and local laws, regulations, orders, requirements and standards, except where the lack of compliance would not have a Material Adverse Effect, and Seller has received no notice of material noncompliance, or alleged material noncompliance, with any of the foregoing which has not been disclosed in writing to Buyer. Seller has secured all governmental permits and licenses required to conduct the business associated with the Properties and will transfer and assign the same to Buyer to the extent permitted by law. No proceeding or litigation is pending or, to Seller's knowledge, threatened which would challenge, limit, or revoke any of the aforementioned permits or licenses.

               ARTICLE 11. BUYER'S REPRESENTATIONS AND WARRANTIES

        Buyer represents and warrants to Seller that to the best of Buyer's knowledge on the date hereof and as of the Closing Date:

        11.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own and lease the Properties. Buyer is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the Properties are located.

        11.2 Authority; Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated herein will have been duly authorized and approved by all necessary action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        11.3 No Violations. The execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

                (a) Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the articles of incorporation, articles of organization, bylaws, operating agreements, partnership agreements or other enabling instruments of Buyer;

                (b) Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer; or

                (c) Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, or (ii) any order, judgment or decree of any governmental entity or authority.

        11.4 SEC Disclosure. Buyer is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

        11.5 No Representation as to Operatorship. Buyer acknowledges that any rights to operate the Leases and related properties are subject to the applicable Contracts and that Seller is not making any representations or promises that Buyer will be able to assume operations thereof following Closing.

        11.6 Independent Evaluation. Buyer represents that it is sophisticated in the evaluation, purchase, operation and ownership of the type of properties comprising the Properties. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer represents that it has relied on its own independent investigation and evaluation of the Properties and on the terms and conditions of this Agreement, and that, as of Closing, Buyer has satisfied itself as to the physical condition and the environmental condition of the Properties.

        11.7 No Financing Contingency. Buyer has all funds necessary to consummate the transactions contemplated herein and this Agreement and the transactions contemplated hereunder are not contingent on Buyer obtaining financing arrangements or similar arrangements.

                        ARTICLE 12. ADDITIONAL AGREEMENTS

         12.1 Covenants of Seller. From the date hereof until Closing, without first obtaining the consent of Buyer, Seller will not, to the extent any such action would have an adverse effect on the Properties after Closing:

                  (a) waive any right of material value relating to the Properties;

                  (b) convey, encumber, mortgage, pledge or dispose of any of the Properties;

                  (c) enter into, modify or terminate any Contracts, except in Seller's ordinary course of business; or

                  (d) contract or commit itself to do any of the foregoing.

         12.2 Records. Except as provided for elsewhere in this Agreement, within 30 Days after the Closing, Seller shall furnish to Buyer all Records; provided however, Seller shall be entitled to retain copies of any or all such Records and to retain as long as needed, (a) the originals of any Records required in connection with litigation or other proceedings pending or threatened against Seller or the Properties as of the Closing Date, and/or (b) the originals of any Records required in connection with the Final Accounting Settlement. In the event Seller is required to retain originals hereunder, copies of such Records will be furnished to Buyer. Any and all Records retained by Seller shall be furnished to Buyer within 30 Days after Seller's need for said Records ceases. Buyer agrees to maintain the Records received from Seller in accordance herewith for a period of 3 years or as may be required by law after the Closing and to afford Seller reasonable access to the Records as requested by Seller.

         12.3 Personnel Matters.

                  (a) Buyer will evaluate its personnel needs and shall notify Seller of Buyer's personnel requirements promptly upon the execution of this Agreement. Seller has not created any obligation on Buyer to hire any person employed in connection with the Properties, and Buyer has no obligation of any kind to hire any such person. At least 10 days before Closing, Buyer will conduct such interviews, if any, as it deems necessary, and offer employment to the field employees of Seller that Buyer identifies as qualified and necessary for Buyer's operational requirements (all of whom are currently assigned to the Properties). Schedule 12.3.1 is a list of all field employees currently assigned to the Properties. Those employees of Seller listed in Schedule 12.3.1 who sign the form contained in Schedule 12.3.2 will be considered by Buyer or its Affiliates for employment; provided however, that no employee shall be obligated to express interest in potential employment or accept an offer of employment from Buyer or its Affiliates, nor shall Buyer or its Affiliates be obligated to offer employment to any of such employees.

                  (b) For each employee who completes the form set forth on
Schedule 12.3.2, Seller shall furnish Buyer or its affiliate with information from each of those employees' personnel files, historic compensation data, and such other information as may reasonably be requested by Buyer for the purpose of carrying out the provisions of this Section 12.3, including selection of employees to be interviewed for potential employment with Buyer's affiliate.

                  (c) If any of the above referenced individuals accept employment with Buyer, (i) Buyer agrees to provide salaries, wages and employee benefits to any of the above referenced employees who accept an offer of employment with Buyer or an Affiliate of Buyer (the "Employee" or "Employees") that are the same as the salaries, wages and employee benefits (under employee benefit plans sponsored by Buyer or Buyer's Affiliate) provided to similarly situated employees of Buyer or Buyer's Affiliate, and (ii) Buyer agrees to cause to be provided the same vacation and severance benefits to those hired employees as are provided to Buyer's or its Affiliates' employees then employed by Buyer or Buyer's Affiliate. Additionally, with regard to vacation and severance benefits only, Buyer shall give any hired employees credit for their years of service as accrued through the date of severance from Seller the same as if that service was with Buyer or the hiring Buyer Affiliate. Further, Buyer agrees, to the extent permissible under applicable plans or policies or under applicable law, to (a) waive any preexisting condition limitations applicable to the Employees under a Buyer's group medical plan if the Employee enrolls in Buyer's Affiliate's group medical plan within 30 days of becoming eligible and participated in the Seller's similar plan effective as of the Closing Date, (b) credit the Employees under the vacation and layoff benefit plan or policy of Buyer's Affiliate for their period of employment with Seller or its predecessors to the extent such predecessor employment was recognized by Seller, but not in excess of the maximum benefit or credit available to Buyer's Affiliate's employees under those plans. Notwithstanding, nothing in this Agreement shall obligate Buyer or its Affiliate to maintain any benefit plan, and to the extent permitted by law, Buyer and its Affiliate shall have the ability to revise, modify, amend, or terminate any benefit plan, policy, or practice in its sole discretion at any time.

                  (d) Buyer and its Affiliates shall not be responsible for any costs, obligations or liabilities that may arise, occur or result from the employment by Seller of any Employee or the termination of such employment prior to the date of hire of such Employees by Buyer or an Affiliate of Buyer, and Seller shall be responsible for any costs, obligations and liabilities, including without limitation, liabilities for severance payments or benefits. Buyer or its Affiliate shall be responsible for all employment matters of Employees arising or occurring after their hire by Buyer, including without limitation, any liabilities for salaries, wages and employee benefits, but not for the period prior to their employment by Buyer's Affiliate. Seller acknowledges that the Employees who are terminated by Seller in connection with the transaction contemplated by this Agreement, whether or not employed by Buyer, will have experienced a termination of employment and be entitled from Seller to health care continuation benefits as described in Section 4098B of the Code. Employees who are hired by Buyer pursuant to this Agreement shall be hired on an at-will basis, and nothing contained in this Agreement or any other document shall be considered to constitute a contract of employment between Buyer and any Employee.

                  (e) It is expressly agreed that if Buyer, any of its affiliates, or any contractor of Buyer hires any Employee within 1 year following Closing, either full time, part time or on a contract basis, it shall notify Seller, and Buyer will reimburse Seller within 30 days for any severance benefits that Seller had paid to that Employee. Further, Buyer shall certify in writing to Seller on the 1 year anniversary from the Closing Date any and all Employees which were hired by Buyer, any of its affiliates, or by any contractor of Buyer, either on a full time, part time, or contractual basis and, in the event Buyer has not previously reimbursed Seller for said hirings, then Buyer will reimburse Seller at the time the certification is submitted.

         12.5 Corporate Name; Trademark Rights. Upon or immediately following the Closing, Buyer shall cease to use the name "Western Gas Resources, Inc." or any similar name in operation of the Assets. Buyer understands and agrees that nothing in this Agreement or otherwise confers upon Buyer any rights to or under any trademarks, service marks, logos or trade names of Seller or any of its affiliates ("Marks"). Buyer agrees that, upon the Closing, Buyer will cease all use of the Marks, including, without limitation, any name including the words "Western Gas Resources, Inc.", the logo of Seller and all marks, names and trade styles confusingly similar to such words and symbols. Buyer further agrees that it will, within 60 days following the Closing, remove all references to and representations of any of the Marks from the Assets.

         12.6 Antitrust Notification. If compliance with the HSR Act is required in connection with the transaction contemplated under this Agreement, as promptly as practicable and in any event on or before 10 Business Days following the full execution hereof, both parties will file with the Federal Trade Commission and the Department of Justice, as applicable, the notification and report forms required for the transactions contemplated herein and will as promptly as practicable furnish any supplemental information which may be reasonably requested in connection therewith. Each party shall request expedited treatment of such filing unless otherwise agreed. If failure by either party to obtain timely authorization from the Federal Trade Commission or the Department of Justice results in the inability of the parties to Close on the Closing Date, the time for Closing shall automatically be extended until such date as Closing can occur in compliance with the HSR Act, but in no event will the Closing date be extended past 120 days. The parties agree to equally share the filing fee associated with making this filing.

         12.7 Replacement of Bond. Schedule 12.7 describes that certain bond on which Seller is the designated principal. At Closing, Buyer shall have made all arrangements necessary to replace Seller on that bond and shall furnish evidence thereof to Seller.

                   ARTICLE 13. CONDITIONS PRECEDENT TO CLOSING

         13.1 Conditions Precedent to Seller's Obligation to Close. Seller shall be obligated to consummate the sale of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Seller:

                  13.1.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time;

                  13.1.2 Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing; and,

                  13.1.3 Seller shall have obtained all necessary approvals from its Board of Directors.

         13.2 Conditions Precedent to Buyer's Obligation to Close. Buyer shall be obligated to consummate the purchase of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Buyer:

                  13.2.1 All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time except for such breaches or defaults therein which do not result in a Material Adverse Effect, excluding the value of any Alleged Title Defects; and

                  13.2.2 Seller shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Seller on or prior to the Closing.

         13.3 Conditions Precedent to Obligation of Each Party. The parties shall be obligated to consummate the sale and purchase of the Properties as contemplated in this

Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived:

                  13.3.1 No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the parties hereto or any of their Affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement;

                  13.3.2 All consents and approvals, if any, whether required contractually or by applicable federal, state, or local Law, or otherwise necessary for the execution, delivery and performance of this Agreement by Seller (except for consents and approvals of governmental entities or authorities customarily obtained subsequent to the transfer of title) shall have been obtained and delivered to Buyer by the Closing and shall not have been withdrawn or revoked. It is provided, however, that in the event that any such consents to assign any of the Properties have not, despite the diligent efforts of Seller, been obtained by Closing, then Closing shall nevertheless proceed. Seller shall retain the portions of the Properties for which consents have not been obtained and this Agreement shall not be construed as a commitment to assign or to receive assignments of agreements or rights in contravention of any applicable assignment restrictions. Seller will following Closing, continue to diligently pursue obtaining those consents. In the event that Seller is unable to obtain any such necessary authorization, consent, or waiver within 60 days following Closing, Seller shall (a) cooperate, at Buyer's request and at Buyer's expense, in any lawful arrangement designed to provide Buyer with the benefits of any such non-assignable permits and governmental authorizations, real property Interests, and Contracts, and (b) enforce, at the request of Buyer and for the benefit of Buyer and at Buyer's expense, any rights of Seller arising from any non-assignable permits and governmental authorizations, easements, realty leases and rights-of-way, and Contracts; provided, Seller shall have no liability to Buyer for any Claims arising from or related to the agreements or assignments subject to the foregoing arrangement described in
                  (a) and (b), above, or Claims arising from or related to the arrangement described in (a) and (b), above;

                  13.3.3 All preferential purchase rights pertaining to any portions of the Properties that arise as a result of this transaction have either been waived or the time in which a party has to exercise such rights has expired without that party exercising the right;

                  13.3.4 If applicable, consummation of the transaction contemplated herein shall not have been prevented from occurring by (and the required waiting period, if any, shall have expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice;

                  13.3.5 Seller shall have obtained a binder for the insurance coverage under the Environmental Insurance Policy; and,

                  13.3.6 Except for the conditions expressly set forth in this
                  Article 13, there are no other conditions precedent to the obligations of the parties to proceed to Closing; and, without limiting the generality of the foregoing, the parties agree that any changes in commodity prices, volume throughput through the Properties or changes in the financial condition of a party shall not be a condition on which a party may elect not to proceed to Closing.


                             ARTICLE 14. TERMINATION

         14.1 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

                  14.1.1 By the mutual written agreement of Seller and Buyer;

                  14.1.2 By either Seller or Buyer if the consummation of the transactions contemplated herein would violate any order, decree or judgment of any governmental entity having appropriate jurisdiction enjoining or awarding substantial damages in connection with the consummation of the transactions contemplated herein;

                  14.1.3 By either Seller or Buyer pursuant to any express termination rights provided in this Agreement; or,

                  14.1.4 Notwithstanding anything contained in this Agreement to the contrary, by Seller or Buyer if Closing shall not have occurred by January 14, 2000.

         14.2 Effect of Termination. If this Agreement is terminated in accordance with Section 14.1, such termination shall be without liability of any party to this Agreement or any officer, director, Affiliate, or employee of such party, except obligations provided in Sections 14.3, 14.4, 14.5 and 16.3; provided, if a party is in default of its obligations and covenants hereunder at the time of termination, the non-defaulting party shall be entitled to all rights and remedies at law, or in equity resulting from the defaults or breaches of the defaulting party, whether or not this Agreement has been terminated by the non-defaulting party.

         14.3 Dispute Over Right to Terminate. If there is a dispute between the parties over either party's right to terminate this Agreement under Section 14.1, Closing shall not occur, as scheduled. The party which disputes the other party's right to terminate may initiate arbitration proceedings in accordance with Section 16.17 within thirty (30) Days of the date on which Closing was scheduled to occur and, if arbitration is so initiated, the dispute will be resolved through such arbitration proceeding. If the party which disputes the termination right does not initiate an arbitration proceeding to resolve the dispute within the time period specified herein above, such party shall be deemed to have waived its right to object to such termination.

         14.4 Return of Documents. If this Agreement is terminated prior to Closing, each party shall return to the party which owns or is otherwise entitled thereto all books, records, maps, files, papers and other property in such party's possession relating to the transaction contemplated by this Agreement.

         14.5 Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreement executed by Seller and Buyer, dated August 23, 1999, shall remain in full force and effect. If Closing of the transaction is consummated, the Confidentiality Agreement shall terminate. If requested by Buyer, Seller, to the extent transferable, will assign to Buyer all of Seller's rights under Confidentiality Agreements with third parties relating to the Properties. If they are not assignable, Seller will request the return of all Confidential Information that Seller provided pursuant to those agreements.


                             ARTICLE 15. THE CLOSING

         15.1. Closing. Three Business Days prior to the Closing Date, Seller shall provide Buyer with a Closing statement setting forth the adjusted Purchase Price. Closing shall be held in Seller's office at 12200 North Pecos Street, Denver, Colorado 80234, or any other location as mutually agreed in writing by Seller and Buyer.

         15.2 Obligations of Seller at Closing. At the Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following:

                  15.2.1 A document conveying to Buyer the Properties, substantially in the forms of the Assignment and Bill of Sale attached hereto as Exhibit D, and the Assignment attached hereto as Exhibit D-1 and D-2 with special warranty of title.

                  15.2.2 Evidence that all consents and approvals prerequisite to the sale and conveyance of the Properties (except as otherwise provided in Section 13.3.2 and except for consents and approvals of governmental entities or authorities customarily obtained subsequent to the transfer of title) have been obtained;

                  15.2.3 A Certificate executed by an officer of Seller certifying as to the matters specified in Articles 13.2.1 and
                  13.2.2 above substantially in the form of Exhibit F;

                  15.2.4 A Non-Foreign Affidavit executed by Seller substantially in the form of Exhibit G;

                  15.2.5 A binder from Insurance Company binding the insurance coverage set forth in the Environmental Insurance Policy; and,

                  15.2.6 Such other instruments as necessary to carry out Seller's obligations under this Agreement.

         15.3 Obligations of Buyer at Closing. At the Closing, each party Buyer shall deliver to Seller, unless waived by Seller, the following:

                  15.3.1 The Assignment and Bill of Sale, executed and properly acknowledged, referred to in Article 15.2.1;

                  15.3.2 The adjusted Purchase Price, by wire transfer in accordance with Article 3 hereof;

                  15.3.3 A Certificate executed by an authorized officer of Buyer certifying as to the matters specified in Articles
                  13.1.1 and 13.1.2 substantially in the form of Exhibit F; and,

                  15.3.4 Such other instruments as necessary to carry out Buyer's obligations under this Agreement.

                            ARTICLE 16. MISCELLANEOUS

         16.1 Notices. All notices and other communications required, permitted or desired to be given hereunder must be in writing and sent by U.S. mail, properly addressed as shown below, and with all postage and other charges fully prepaid or by hand delivery or by facsimile transmission. Date of service by mail and hand delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day. Each party may change its address by notifying the other party in writing.

         If to Seller               Western Gas Resources, Inc.
                                    12200 North Pecos Street
                                    Denver, Colorado 80234
                                    Fax: (303) 252-3362
                                    Attention: General Counsel

         If to Buyer                EXCO Resources, Inc.
                                    5735 Pineland Dr., Suite 235
                                    Dallas, TX 75231
                                    (214) 368-2084
                                    Fax: (214) 368-2087

         If to Insurance Company:   In accordance with the notice provisions
                                    contained in the Environmental Insurance
                                    Policy

         16.2 Conveyance Costs. Buyer shall be solely responsible for filing and recording documents related to the transfer of the Properties from Seller to Buyer and for all filing and recording costs and fees associated therewith, including filing the assignment of the Properties with appropriate federal, state and local authorities as required by applicable Law and the payment of any transfer fees associated therewith for any Properties. Within 90 Days after Closing, Buyer shall furnish Seller with all recording data and evidence of all required filings.

         16.3 Brokers' Fees. Except for insurance agents or brokers in connection with obtaining the Environmental Insurance Policy (the fees and commissions of which shall be paid by the party retaining that agent or broker), neither party has retained any brokers, agents or finders and none are Affiliated with either party or authorized to act on behalf of either party in this matter. Each party agrees to release, protect, indemnify, defend and hold the other harmless from and against any and all Claims with respect to any commissions, finders' fees or other remuneration due to any broker, agent or finder claiming by, through or under such party.

         16.4 Further Assurances. From and after Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property which was not included in the Properties and was mistakenly conveyed by Seller to Buyer. From and after Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties. If any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description.

         16.5 Survival of Representations and Warranties. The representations and warranties contained in this agreement shall survive for a period of 1 year following Closing and upon the expiration of that 1-year period all representations and warranties of Seller contained herein shall expressly terminate and be of no further force and effect, except for Seller's special warranty of title which shall be perpetual in duration. Except as otherwise provided, all other indemnities, covenants and agreements contained in this Agreement shall survive the Closing indefinitely. The parties have made no representations or warranties except those expressly set forth in this Agreement.

         16.6 Amendments and Severability. No amendments or other changes to this Agreement shall be effective or binding on either of the parties unless the same shall be in writing and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

         16.7 Successors and Assigns. This Agreement, and the insurance coverage under the Environmental Insurance Policy, shall not be assigned, either in whole or in part, without the express written consent of the non-assigning party except that such consent shall not be required for assignment to a Buyer Affiliate so long as such assignment does not relieve Buyer of any of its obligations hereunder. The terms, covenants and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.

         16.8 Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

         16.9 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of Colorado, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction.

         16.10 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

         16.11 Public Announcements. Neither Seller nor Buyer (including any of its Affiliates in either case) shall issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the other party, except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the other party.

         16.12 No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever.

         16.13 Deceptive Trade Practices. As partial consideration for the parties agreeing to enter into this Agreement, the parties each can and do expressly waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 through 17.63, Texas Business and Consumer Code, other than Article 17.555, which is not waived, and all other consumer protection Laws of the State of Texas, or any other state, applicable to this transaction that may be waived by the parties. It is not the intent of the parties to waive and the parties shall not waive any applicable Law or provision thereof which is prohibited by Law from being waived. Each party represents to the other that such party has had an adequate opportunity to review the preceding waiver provision, including the opportunity to submit the same to legal counsel for review and comment, and understand the rights being waived herein.

         16.14 Not to be Construed Against Drafter. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including expressly but without limitation the waivers and indemnities contained in this Agreement. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

         16.15 Entire Agreement. This Agreement supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the parties relating to the Properties and constitutes the entire understanding and agreement between the parties with respect to the sale and purchase of the Properties.

         16.16 Conspicuousness of Provisions. The parties acknowledge that the provisions contained in this Agreement that are set out in "bold" satisfy the requirement of the express negligence rule and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

         16.17 Arbitration. Any dispute arising under this Agreement ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in Denver, Colorado, to be administered by and in accordance with the Commercial Arbitration Rules of the Judicial Arbitration and Mediation Service/Endispute ("JAMS"). Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party ("Claimant") giving written notice to the other party ("Respondent") and to JAMS, that the Claimant elects to refer the Arbitrable Dispute to arbitration. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) Days after the selection of the arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of Colorado, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Colorado shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages. The parties shall maintain all arbitration, and the results or award thereof, confidential except to the extent required to be disclosed by law or regulation.

         16.18 Execution in Counterparts. This Agreement may be executed in counterparts, which shall when taken together constitute one (1) valid and binding agreement.

         The parties have executed this Agreement by their duly authorized representatives as of the day and year first set forth above.

         BUYER:
         EXCO RESOURCES, INC.


         By: /s/ T. W. Eubank
             ------------------------
         Name: T. W. Eubank
         Title:   President

         SELLER:
         WESTERN GAS RESOURCES, INC.


         By: /s/ L. F. Outlaw
             ------------------------
         Name: L. F. Outlaw
         Title:   President

                         LIST OF EXHIBITS AND SCHEDULES



         EXHIBIT A                  LEASES

         EXHIBIT B                  PLANT

         EXHIBIT C                  RIGHTS OF WAY

         EXHIBIT D                  ASSIGNMENT AND BILL OF SALE

         EXHIBIT D-1                ASSIGNMENT (RIGHTS OF WAY)

         EXHIBIT D-2                ASSIGNMENT (LEASES)

         EXHIBIT E                  LITIGATION SCHEDULE

         EXHIBIT F                  SELLER'S/BUYER'S CERTIFICATE

         EXHIBIT G                  NON-FOREIGN AFFIDAVIT

         EXHIBIT H                  FORM OF ENVIRONMENTAL INSURANCE POLICY

         SCHEDULE 3.2               ALLOCATION OF PURCHASE PRICE

         SCHEDULE 6.1               SUSPENSE FUNDS

         SCHEDULE 6.3               GAS IMBALANCES

         SCHEDULE 12.3.1            EMPLOYEES

         SCHEDULE 12.3.2            EXPRESSION OF INTEREST

         SCHEDULE 12.7              BOND


         Exhibits and schedules for this Exhibit 10.3 have not been filed herewith. These exhibits and schedules will be filed if requested by the Securities and Exchange Commission.